Exhibit  23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-57991) on Form S-8 of Cameron International Corporation of our report dated June 27, 2012, with respect to the statement of net assets available for benefits of the Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant.

Houston, Texas
June 27, 2013